Exhibit 99.1

CONTACTS:
Investors:	Ben Matone, Inovio, 484-362-0076, ben.matone@inovio.com
Media:	Jeff Richardson, Inovio, 267-440-4211, jrichardson@inovio.com

Inovio Appoints Global Commercial Leader

to its Board of Directors

PLYMOUTH MEETING, PA – March 25, 2019 – Inovio Pharmaceuticals, Inc. (NASDAQ: INO) announced today the appointment of Dr. Ann C. Miller to its Board of Directors. Dr. Miller had an outstanding marketing career launching and building blockbuster products for Merck, Amgen, Eisai and Sanofi. While at Sanofi, she led the Sanofi Oncology Global Marketing function including its pipeline, launch, and life cycle management activities. Prior to Sanofi, Dr. Miller served as Senior Vice President at Eisai, including leading the Primary Care and Specialty Business unit with the blockbusters Aricept® and Aciphex® and the enterprise-wide service platform for the Oncology and Primary Care businesses. At Amgen, Dr. Miller contributed to building the Global Marketing function; as Executive Director, Global Marketing, Oncology Therapeutic Area she provided commercialization and life cycle management oversight for key products including Neulasta® and Vectibix®. During her 16-year career at Merck & Co. she held numerous positions of increasing responsibility including brand lead for such billion-dollar products as Fosamax®, Mevacor®, and Zocor®. Dr. Miller holds MD and BA degrees with honors from Duke University.

Dr. J. Joseph Kim, President and CEO, said, “Dr. Miller’s expertise will help guide us as we transition to a commercial organization. We will benefit from her clinical training and extensive experience developing and executing launch and growth strategies across a wide range of oncology, specialty and primary care portfolios and products.”

Inovio is in late-stage development for several of its product candidates. Inovio’s lead product, VGX-3100, for HPV-caused cervical dysplasia, is advancing in global Phase 3 trials. Inovio is developing its HPV program in Phase 2 trials treating HPV-caused vulvar and anal dysplasia. Inovio’s technology platform is demonstrating its versatility in two Phase 2 oncology combination trials integrating Inovio’s INO-5401 therapy with several checkpoint inhibitors from Genentech/Roche (for bladder cancer,) and Regeneron (for brain cancer (GBM)). MEDI0457 (VGX-3100 + pIL-12, which Inovio licensed to AstraZeneca) is in Phase 2 combination trials with durvalumab targeting head & neck cancer and cervical cancer in addition to a broad array of other cancers associated with the human papilloma virus. Inovio’s infectious disease pipeline is also moving vaccines into late-stage trials for Lassa fever, Ebola, MERS and HIV.

About Inovio Pharmaceuticals, Inc.

Inovio is a late-stage biotechnology company focused on the discovery, development, and commercialization of DNA-based immunotherapies and vaccines that transform the treatment and prevention of cancer and infectious disease. Inovio’s proprietary technology platform applies antigen sequencing and DNA delivery to activate potent immune responses to targeted diseases. The technology functions exclusively in vivo, and has been demonstrated to consistently activate robust and fully functional T cell and antibody responses against targeted cancers and pathogens. Inovio’s most advanced clinical program, VGX-3100, is in Phase 3 for the treatment of HPV-related cervical pre-cancer. Also in development are Phase 2 immuno-oncology programs targeting HPV-related cancers, bladder cancer, and glioblastoma, as well as platform development programs in hepatitis B, Zika, Ebola, MERS, and HIV. Partners and collaborators include AstraZeneca, Regeneron, Roche/Genentech, ApolloBio Corporation, The Wistar Institute, The Bill & Melinda Gates Foundation, the University of Pennsylvania,

Parker Institute for Cancer Immunotherapy, CEPI, DARPA, GeneOne Life Science, Plumbline Life Sciences, NIH, HIV Vaccines Trial Network, National Cancer Institute, Walter Reed Army Institute of Research, Drexel University, and Laval University. For more information, visit www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines, our expectations regarding our research and development programs, including the planned initiation and conduct of clinical trials and the availability and timing of data from those trials. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, our ability to support our pipeline of SynCon® active immunotherapy and vaccine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or our collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and other regulatory filings we make from time to time. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured or commercialized, that final results of clinical trials will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.